Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of BreitBurn Energy Partners L.P., which appears in BreitBurn Energy Partners L.P.'s Annual Report on Form 10 K for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
September 17, 2008